Exhibit 10.24

GUARANTY AGREEMENT

(Hunters Point Shipyard Phase 1)

This GUARANTY AGREEMENT (Hunters Point Shipyard Phase 1) (this “Guaranty”), dated as of July 2, 2016 (the “Effective Date”), is given by FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company (the “Guarantor”), in favor of HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“HPS”). Capitalized terms used in this Guaranty and not expressly otherwise defined herein shall have the meanings set forth for those terms in the Agreement (as defined below).

Factual Background

A. Reference is made to that certain Development Management Agreement (Hunters Point Shipyard Phase 1) dated as of even date herewith (as amended from time to time, the “Agreement”), executed by and between The Newhall Land and Farming Company, LLC, a Delaware limited liability company (“Manager”), and HPS, pursuant to which Manager, among other things, agreed to certain payment obligations as more particularly described in the Agreement.

B. Guarantor is an affiliate of Manager and will benefit from the performance of the mutual covenants set forth in the Agreement and accordingly is agreeing to provide this Guaranty.

Guaranty

1. Guaranty and Agreement. Guarantor absolutely, irrevocably, and unconditionally guarantees the full and punctual performance and completion by Manager of, and agrees to perform to the extent Manager does not do so, Manager’s payment obligations under section 7.2 of the Agreement as and when required pursuant to the terms of the Agreement (the “Obligations”). Guarantor shall assume responsibility for and shall fully perform all of the Obligations, at Guarantor’s sole cost and expense, promptly on receiving written notice from HPS that Manager has failed to perform any Obligations. Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any Insolvency Proceeding (as defined below) shall have stayed the accrual or collection of any of the Obligations or acted as a discharge thereof). Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred. Notwithstanding anything to the contrary herein, under no circumstances shall the aggregate liability of Guarantor hereunder or otherwise for the Obligations exceed One Million Five Hundred Thousand Dollars ($1,500,000).

2. HPS’ Remedies. If Guarantor fails to promptly perform its obligations under Section 1 above, HPS shall immediately have the right to bring any action at law or in equity or both, or commence any reference or arbitration proceeding to compel Guarantor to perform its obligations under Section 1 above, and to collect compensation for all loss, cost, damage, injury and expense which may be sustained or incurred by HPS as a direct or indirect consequence of Guarantor’s failure to perform those obligations, including interest at an interest rate of ten percent (10%) per annum. HPS from time to time may bring such an action or commence such a reference or arbitration proceeding, regardless of whether HPS has first required performance by Manager or whether HPS has exhausted any or all security for the Obligations.

3. Rights of HPS. Guarantor authorizes HPS to perform any or all of the following acts at any time in its sole and absolute discretion, all without notice to Guarantor and without affecting Guarantor’s obligations under this Guaranty:

3.1 Subject to any consents needed from Manager pursuant to the terms of the Agreement, HPS may alter any terms or conditions of the Agreement or any part of it;

3.2 HPS may take and hold security for the Obligations, exchange, waive or release any or all such security (with or without consideration) or enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion;

3.3 HPS may release Manager from its liability under the Agreement; and

3.4 HPS may substitute, add or release any one or more guarantors for the Obligations.

Without limiting the foregoing, Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension, renewal, amendment or modification of any Obligation.

4. Guaranty to be Absolute. Guarantor expressly agrees that, until the Obligations are fully paid and performed in accordance with the Agreement and each and every term, covenant, and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of, and the obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination because of:

4.1 Any act or event which might otherwise discharge, reduce, limit, or modify Guarantor’s obligations under this Guaranty;

4.2 Any waiver, extension, modification, forbearance, delay, or other act or omission of HPS, or its failure to proceed promptly or otherwise as against Manager, Guarantor or any security, including any release of, or any impairment of, or failure to perfect any lien on or security interest in, any security held by HPS for the Obligations;

4.3 Any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Manager;

4.4 Any dealings occurring at any time between Manager, on the one hand, and HPS, on the other, whether relating to the Obligations or otherwise; or

4.5 Any action of HPS described in Section 3 above.

Guarantor hereby acknowledges that absent this Section 4, Guarantor might have a defense to the enforcement of this Guaranty as a result of one or more of the foregoing acts, omissions, agreements, waivers, or matters. Guarantor hereby expressly waives and surrenders any defense to any liability under this Guaranty based upon any of such acts, omissions, agreements, waivers, or matters. It is the express intent of Guarantor that Guarantor’s obligations under this Guaranty are and shall be absolute, unconditional, and irrevocable.

5. Guarantor’s Waivers. Guarantor waives:

5.1 All statutes of limitations as a defense to any action or proceeding brought against Guarantor by HPS, to the fullest extent permitted by law;

5.2 Any right it may have to require HPS to proceed against Manager, proceed against or exhaust any security held from Manager, or pursue any other remedy in HPS’ power to pursue;

5.3 Any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Manager;

5.4 Any defense based on: (a) any legal disability of Manager or the invalidity, illegality or unenforceability of the Obligations or any part thereof or any impossibility of performance of the Obligations; (b) any release, discharge, modification, impairment or limitation of the liability of Manager to HPS from any cause, whether consented to by HPS or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, including any proceeding under the Bankruptcy Reform Act of 1978, as amended or recodified (the “Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (any such proceeding referred to as an “Insolvency Proceeding”); or (c) any rejection or disaffirmance of the Obligations, or any part of any of them, or any security held for any of them, in any such Insolvency Proceeding;

5.5 Any defense based on any action taken or omitted by HPS in any Insolvency Proceeding involving Manager, including any election to have HPS’ claim allowed as being secured, partially secured or unsecured, any extension of credit by HPS to Manager in any Insolvency Proceeding, and the taking and holding by HPS of any security for any such extension of credit;

5.6 All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of intention to accelerate, notices of acceleration, notices of default, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind, except for any demand or notice by HPS to Guarantor expressly provided for in Section 1 above;

5.7 Any defense based on or arising out of any defense that Manager may have to the payment or performance of the Obligations or any part of them;

5.8 Any defense based on any lack of authority of the officers, directors, partners, members, or agents acting or purporting to act on behalf of Manager or any principal of Manager or any defect in the formation of Manager or any principal of Manager; and

5.9 Any defense based on or arising out of any action of HPS described in Section 3 or Section 4 above.

6. Waivers of Subrogation and Other Rights and Defenses.

6.1 Upon a breach or default by Manager under the Agreement, HPS in its sole and absolute discretion, without prior notice to or consent of Guarantor, may elect to: (a) foreclose either judicially or nonjudicially (as allowed by applicable law) against any real or personal property security it may hold for the Obligations; (b) accept a transfer of any such security in lieu of foreclosure; (c) compromise or adjust the Obligations or any part of them or make any other accommodation with Manager or Guarantor; or (d) exercise any other remedy against Manager or any security. No such action by HPS shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Manager for any sums paid or performance rendered to HPS, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by HPS or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Obligations.

6.2 Regardless of whether Guarantor may have made any payments to HPS, Guarantor hereby waives: (a) all rights of subrogation, indemnification, contribution, and any other rights to collect reimbursement from Manager or any other party for any sums paid or performance rendered to HPS, whether contractual or arising by operation of law (including, without limitation, under any provisions of the Bankruptcy Code, or any successor or similar statutes) or otherwise; (b) all rights to enforce any remedy that HPS may have against Manager; and (c) all rights to participate in any security now or later to be held by HPS for the Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification, and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification, and contribution Guarantor may have against Manager or against any collateral or security, shall be junior and subordinate to any rights HPS may have against Manager, and to all right, title, and interest HPS may have in any such collateral or security. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time when all Obligations have not been paid or performed in full, such amount shall be held in trust for HPS and shall forthwith be paid over to HPS to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Agreement. The covenants and waivers of Guarantor contained in this Section 6.2 shall be effective until the termination of this Guaranty, and are made for the benefit of HPS, Manager, and any other Person against whom Guarantor shall at any time have any rights of subrogation, reimbursement, indemnification, or contribution with respect to Guarantor’s obligations under this Guaranty.

6.3 Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of any statute governing guaranties or suretyship.

6.4 Guarantor waives any right or defense it may have at law or equity other than satisfaction of the Obligations, which may provide, among other things: that a creditor must file a complaint for deficiency within a specified period of time after a nonjudicial foreclosure sale or judicial foreclosure sale, as applicable; that a fair market value hearing must be held; and that the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more than the amount by which the unpaid debt exceeds the net proceeds of the sale of the security.

6.5 No provision or waiver in this Guaranty shall be construed as limiting the generality of any other provision or waiver contained in this Guaranty.

6.6 Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Obligations shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

7. Revival and Reinstatement. If any payment of any Obligation is rescinded or if HPS is required to pay, return, or restore to Manager or any other Person any amounts previously paid on the Obligations because of any Insolvency Proceeding of Manager, any stop notice, or any other reason, the obligations of Guarantor hereunder shall be reinstated and revived and the rights of HPS hereunder shall continue with regard to such amounts, all as though they had never been paid.

8. Information Regarding Manager. Before signing this Guaranty, Guarantor investigated the financial condition and business operations of Manager and such other matters as Guarantor deemed appropriate to assure itself of the ability of Manager to discharge the Obligations. Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters that may affect the ability of Manager to pay and perform its Obligations. HPS has no duty to disclose to Guarantor any information which HPS may have or receive about the financial condition or business operations of Manager, the condition or uses of the Property, or any other circumstances bearing on the ability of Manager to perform.

9. Intentionally Omitted.

10. Guarantor’s Representations and Warranties. Guarantor makes the following representations and warranties for the benefit of HPS, which shall survive the execution and delivery of this Guaranty:

10.1 All financial statements and other financial information relating to Guarantor furnished or to be furnished to HPS are or shall be, at the time furnished, true and correct in all material respects and do or shall, at the time furnished, present fairly in all material respects the financial condition of Guarantor (including all contingent liabilities);

10.2 All financial statements relating to Guarantor furnished or to be furnished to HPS comply or shall comply, at the time furnished, with all government regulations that apply;

10.3 All financial statements relating to Guarantor furnished or to be furnished to HPS were or shall be, at the time furnished, prepared in accordance with generally accepted accounting principles, consistently applied unless otherwise noted therein;

10.4 There are no claims, actions, proceedings or investigations pending against Guarantor, which, if adversely resolved, would have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder. To the best of Guarantor’s knowledge, there has been no threat of any such claim, action, proceeding or investigation;

10.5 There has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of Guarantor since the dates of the financial statements most recently furnished to HPS;

10.6 Guarantor has all requisite organizational power and authority to execute, deliver and perform all of its obligations under this Guaranty. The execution, delivery, and performance by Guarantor of this Guaranty have been duly authorized by all necessary limited liability or other organizational action. This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. No provision or obligation of Guarantor contained in this Guaranty violates any applicable law, regulation or ordinance, or any order or ruling of any court or Governing Agency. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which Guarantor is a party. No consent, approval or authorization of or notice of or to any Person is required in connection with Guarantor’s execution of, and performance of its obligations under, this Guaranty; and

10.7 Guarantor directly or indirectly holds material interests in Manager.

11. Events of Default. HPS may declare Guarantor to be in default under this Guaranty upon the occurrence of any of the following events (each an “Event of Default”), following written notice to Guarantor and ten (10) days opportunity to cure (provided, however, that there shall be no cure with respect to matters set forth in Sections 11.2, 11.4 and 11.5):

11.1 Guarantor fails to perform any of its obligations under this Guaranty;

11.2 Guarantor purports to revoke this Guaranty or this Guaranty becomes ineffective for any reason;

11.3 Any representation or warranty made or given by Guarantor to HPS proves to be false or misleading in any material respect;

11.4 Guarantor becomes insolvent or the subject of any Insolvency Proceeding; provided, however, that an involuntary Insolvency Proceeding shall not be considered an Event of Default hereunder if it is either (a) consented to in writing by HPS, or (b) has been dismissed within ninety (90) days of the filing thereof; or

11.5 Guarantor dissolves or liquidates.

12. Additional and Independent Obligations. Guarantor’s obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by HPS. Guarantor’s obligations under this Guaranty are independent of those of Manager with respect to the Obligations. HPS may bring a separate action, or commence a separate reference or arbitration proceeding against Guarantor without first proceeding against Manager, any other Person or any security that HPS may hold, and without pursuing any other remedy.

13. No Waiver; Consents; Cumulative Remedies. Each waiver by HPS shall be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from HPS’ delay in exercising or failure to exercise any right or remedy against Manager, Guarantor or any security. Consent by HPS to any act or omission by Manager or Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for HPS’consent to be obtained in any future or other instance. All remedies of HPS against Manager and Guarantor are cumulative.

14. Survival. This Guaranty shall remain in full force and effect and shall survive the exercise of any remedy by HPS under the Agreement.

15. Successors and Assigns. The terms of this Guaranty shall bind and benefit the successors and assigns of HPS and Guarantor; provided, however, that Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of HPS in each instance.

16. Notices. All notices given under this Guaranty shall be in writing and be given by personal delivery, overnight receipted courier (such as Federal Express), or by registered or certified United States mail, postage prepaid, at the following addresses:

If to Guarantor:	Five Point Operating Company LLC
25 Enterprise Drive
Aliso Viejo, California 92656

with a copy to:

Five Point Operating Co., LLC
25 Enterprise, Suite 300
Aliso Viejo, California 92656
Attention: Legal Notices

and a copy to:

Paul Hastings LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Attention: David A. Hamsher
Facsimile: 415.856.7123

If to HPS:
HPS Development Co., LP
c/o Lennar Corporation
25 Enterprise Drive, Suite 400
Aliso Viejo, California 92656
Attention: Jon Jaffe
Joan Mayer

with a copy to:

HPS Development Co., LP
c/o Lennar Corporation
700 NW 107th Avenue
Miami, Florida 33172
Attention: Mark Sustana, General Counsel

and a copy to:
Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, Suite 2300
Miami, Florida 33131
Attn: Steven D. Lear, Esq.
Facsimile: 305.351.2232

and a copy to:
HPSCP Opportunities, L.P.
c/o Castlelake
4600 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: General Counsel
Facsimile: 612.851.3001

Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above. Addresses for notice may be changed by any party by notice to any other party in accordance with this Section. If Guarantor consists of more than one party, service of any notice on any one Guarantor signing this Guaranty shall be effective service on Guarantor for all purposes.

17. Rules of Construction. In this Guaranty, the word “Manager” includes both Manager and any other Person who at any time assumes or otherwise becomes primarily liable for all or any part of the Obligations of Manager under the Agreement. If this Guaranty is executed by more than one person, the word “Guarantor” includes all such persons. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and vice versa. No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Guaranty. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

18. Governing Law; Submission to Jurisdiction.

18.1 This Guaranty and the rights and obligations of the parties hereunder, and any claim, controversy or dispute arising under or related to this Guaranty, shall be governed by, and construed in accordance with, the laws of the State of California.

18.2 Each party hereto consents to the non-exclusive jurisdiction of the federal and state courts within the County of San Francisco in the State of California with regard to any action or proceeding arising out of or relating to this Guaranty.

19. Costs and Expenses. If any lawsuit, reference, or arbitration is commenced which arises out of, or which relates to this Guaranty, the prevailing party shall be entitled to recover from each other party such sums as the court, referee, or arbitrator may adjudge to be reasonable attorneys’ fees (including allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by law. In all other situations, including any Insolvency Proceeding, Guarantor agrees to pay all of HPS’ costs and expenses, including attorneys’ fees (including allocated costs for services of HPS’ in-house counsel), that may be incurred in any effort to collect or enforce the Obligations or any part of the Obligations or any term of this Guaranty. From the time(s) incurred until paid in full to HPS, all sums shall bear interest at an interest rate of ten percent (10%) per annum.

20. Consideration. Guarantor acknowledges that it expects to benefit from HPS’ performance of its obligations under the Agreement because of its relationship to Manager, and that it is executing this Guaranty in consideration of that anticipated benefit.

21. Enforceability. Guarantor acknowledges that Guarantor has had adequate opportunity to carefully read this Guaranty and to seek and receive legal advice from skilled legal counsel of Guarantor’s choice in the area of financial transactions of the type contemplated herein prior to signing it. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature; (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter; and (c) as part of HPS’ consideration for entering into the Agreement, HPS has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses. Given all of the above, Guarantor does hereby represent and confirm to HPS that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of such possible defenses; (ii) the circumstances under which such defenses may arise; (iii) the benefits which such defenses might confer upon Guarantor; and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by HPS, and that HPS was induced to enter into the Agreement in material reliance upon the presumed full enforceability hereof.

22. Miscellaneous. This Guaranty may be executed in counterparts, and all counterparts shall constitute but one and the same document. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by Guarantor.

23. Integration; Modifications. This Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Guarantor and HPS as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and as the complete and exclusive statement of the terms agreed to by Guarantor and HPS. This Guaranty may not be modified except in a writing signed by both HPS and Guarantor. No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof.

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IN ‘WITNESS WHEREOF, Guarantor has executed this Guaranty as of the Effective Date.

GUARANTOR:

FIVE POINT OPERATING COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Erik R. Higgins

Name:	Erik R. Higgins
Title:	Vice President

Agreed and Accepted:

HPS DEVELOPMENT CO., LP, a Delaware limited partnership

By:	CP/HPS Development Co. GP, LLC, a Delaware limited liability company, its General Partner

	By:	CPHP Development, LLC, a Delaware limited liability company, its Sole Member

		By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

			By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

By:
				Name:	Jonathan Jaffe
				Title:	Vice President

[1-IPS1 DMA — Guaranty Agreement]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the Effective Date.

GUARANTOR:

FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted:

HPS DEVELOPMENT CO., LP, a Delaware limited partnership

By:	CP/HPS Development Co. GP, LLC, a Delaware limited liability company, its General Partner

	By:	CPHP Development, LLC, a Delaware limited liability company, its Sole Member

		By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

			By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

				By:	/s/ Jonathan Jaffe
				Name:	Jonathan Jaffe
				Title:	Vice President

[HPS1 DMA — Guaranty Agreement]